Exhibit 99.2

Email from Parent to Target’s Employees

November 13, 2025

Dear Mersana Team,

Today marks an exciting new chapter for both of our organizations. While we remain two independent companies until the transaction closes, I want to share a few thoughts with you.

First, I’d like to acknowledge the significance of this moment. Mersana has done exceptional work to bring Emi-Le and XMT-2056 to the clinic. Patients who face rare cancers need passionate innovators like you to advance meaningful treatment options with urgency, and I believe you’ll find that the Mersana and Day One teams are united by a patient-centric culture.

Our mission at Day One is to creatively and intentionally develop medicines for people of all ages with life-threatening diseases. In 2024, we launched our first commercial medicine, OJEMDA, for children with the most common type of brain tumor. The union of Mersana’s clinical development of Emi-Le and Day One’s proven capability to successfully bring a rare disease medicine to patients facing a life-threatening diagnosis creates an extraordinary opportunity to accelerate our shared mission.

We expect the transaction to close by the end of January 2026, pending satisfaction of customary closing conditions and the receipt of transaction-related regulatory approvals. Until then, Mersana and Day One will continue to operate independently, while integration plans are being developed. We remain committed to transparency and open communication throughout this process. You will hear directly from both companies’ leadership teams as milestones towards closing are reached.

We recognize that transitions like these can bring questions and uncertainty. Please know that we approach this with deep respect for the company you’ve built, the patients you serve, and the passion that drives your work. Thank you for the work you do and the difference you make. We look forward to learning from you and building something remarkable.

Together, we are poised to accelerate our shared vision of bringing transformative therapies for people of all ages living with life-threatening diseases.

Jeremy

Additional Information about the Transaction and Where to Find It

The tender offer described in this communication (the Offer) has not yet commenced, and this communication is neither a recommendation, nor an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Mersana or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an Offer to Purchase, a Letter of Transmittal and related documents, will be filed with the U.S. Securities and Exchange Commission (SEC) by Day One and Emerald Merger Sub, Inc. (Purchaser), and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by Mersana. The offer to purchase shares of Mersana common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR COMMON STOCK, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at Day One’s website at ir.dayonebio.com and (once they become available) will be mailed to the stockholders of Mersana free of charge. The information contained in, or that can be accessed through, Day One’s website is not a part of, or incorporated by reference in, this filing. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will also be made available for free on the SEC’s website at www.sec.gov. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Day One and Mersana file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information filed by Mersana and Day One with the SEC for free on the SEC’s website at www.sec.gov.

Forward-Looking Statements

This communication contains forward-looking statements. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will”, “goal” and similar expressions. These forward-looking statements include, without limitation, statements related to the anticipated consummation of the acquisition of Mersana and the expected benefits therefrom; and other statements that are not historical facts. These forward-looking statements are based on Day One’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to Day One’s ability to complete the transaction on the proposed terms and schedule, or at all; whether the various conditions to the consummation of the transaction under the merger agreement will be satisfied or waived; whether stockholders of Mersana tender sufficient shares in the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the outcome of legal proceedings that may be instituted against Day One, Mersana and/or others relating to the transaction and the risk that such legal proceedings may result in significant costs of defense, indemnification and liability; the failure (or delay) to receive the required regulatory approvals relating to the transaction; the possibility that competing offers will be made; disruption from the proposed transaction, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; the risk that Day One will not be able to retain the employees of Mersana following the closing of the transaction given the at-will nature of their employment; risks associated with acquisitions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; risks associated with developing product candidates; risks and uncertainties related to unforeseen delays that may impact the timing of clinical trials and reporting data; risks related to future opportunities and plans for Mersana and its product candidates, including uncertainty of the expected financial performance of Mersana and its product candidates and the possibility that the milestone payments related to the contingent value right will never be achieved and that no milestone payment may be made; the possibility that if Day One does not achieve the perceived benefits of the proposed transaction as rapidly or to the extent anticipated by financial analysts or investors, the market price of Day One’s shares could decline; as well as other risks related to Day One’s and Mersana’s businesses detailed from time-to-time under the caption “Risk Factors” and elsewhere in Day One’s and Mersana’s respective SEC filings and reports, including their respective Annual Reports on Form 10-K for the year ended December 31, 2024 and subsequent quarterly and current reports filed with the SEC. Day One undertakes no duty or obligation to update any forward-looking statements contained in this communication as a result of new information, future events or changes in their expectations, except as required by law.